EXHIBIT 99.1

Transcript of

BK Technologies Corporation

BKTI Second Quarter 2022 Earnings Call

August 11, 2022

Participants

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Analysts

Aaron Martin - AIGH Investment Partners

Orin Zvi Hirschman - AIGH Investment Partners

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Second Quarter 2022. This call is being recorded. All participants have been placed in a listen-only mode. Following management's remarks, the call will be open to questions. There is a slide presentation that is accompanying today's remarks that is available through the webcast.

Before turning the call over to Chief Executive Officer, Mr. John Suzuki, for opening remarks, I will provide the following Safe Harbor statement:

Statements made during this conference call and presented in the presentation that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the Company’s revenue and profits.  These statements are subject to known and unknown factors and risks. The Company’s actual results, performance, or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in this morning’s press release and in BK’s filings with the U.S. Securities and Exchange Commission.

These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to John Suzuki, CEO of BK Technologies.  Mr. Suzuki, you may begin.

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John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, everyone, for joining today. I'll start by reviewing some of the highlights of our operations and financial results during the quarter. Then I'll turn it over to our Chief Financial Officer, Scott Malmanger for a deeper dive into our financial results. We'll conclude by opening up the call for a brief Q&A.

We experienced strong growth this quarter, highlighted by an increase in our revenues to just over $12 million. Booking activity has been significant as market demand for our BKR product line continues to exceed our expectations. Bookings in the quarter reached $19 million as new and existing customers embraced the BKR 5000. We are also making great progress towards the launch of our next-generation BKR 9000 multiband device and have completed our first manufacturing build with a targeted launch date during the fourth quarter of 2022.

As many of you know, we're very excited about the potential for this product as we believe it will transform the size of our addressable market by giving us access to additional market verticals. Finally, our new Software-as-a-Service, or SaaS business unit has launched. With this new unit, we will implement an aggressive strategy for introduction of state-of-the-art, subscription-based solution for responders, utilizing the LTE and BK smartphone application branded BKR Play.

Our BKR 5000 radio continues to see strong traction in the marketplace. We achieved record bookings of $19 million in the second quarter of 2022 and $34 million in bookings in the first six months. Our bookings in the first half of 2022 represent a 50% increase compared to bookings in the first half of 2021, primarily driven by continued success of our BKR 5000 as new and existing customers upgrade radio fleets.

To meet this demand, we've added a second production line in our Melbourne, Florida facility that significantly increases our manufacturing capabilities, which we believe will help us fulfill a large portion of our $26.8 million in backlog orders in the back half of 2022. I want to take a moment to discuss our margin performance.

During the second quarter, we saw continued margin pressure related to component shortages. The shortages remain a prevalent issue across our industry and directly impacted our gross margins over the past several quarters. We had to get creative in order to secure components we needed for production, which created an unusual short-term spike in production costs in the first half of 2022.

The good news is that we're beginning to see more component availability. So we expect this pressure to subside considerably and anticipate margin improvement in the back half of 2022. We believe that as pressures ease, we are well positioned to meet the growing demand and to convert bookings to deliveries. Radio deliveries are a key metric for us as they represent when we realize revenue.

As you can see, we are forecasting significant growth in our delivery numbers in the back half of 2022. We delivered just over 8,500 radios in the first half of this year. And we're forecasting a range between 16,000 and 18,400 units to be delivered in the second half. We're also projecting to beat our full-year 2021 delivery numbers by as much as 4,500 units for the full-year in 2022.

Shifting now to our product development pipeline. We are making great progress advancing our new BKR 9000 multiband product and are now targeting a Q4 2022 launch. As you can see in the graph provided, this product transforms our addressable markets, specifically adding such verticals as police, structure fire and emergency medical services.

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Currently, our engineering and manufacturing teams are optimizing the performance, fit and manufacturability of the 9000, and we are working to complete FCC certification, field testing with several key accounts and a number or a second round of accelerated life testing.

The BKR 9000 multi-band radio will be positioned to take market share compared to similar multi-band radios in the market. With a strong value proposition and a robust go-to-market strategy, we believe we will yield stronger results once the product is officially launched. We are also very excited about opportunities that we're seeing with SaaS applications for the public safety communications market.

As the global SaaS market is poised for exponential growth over the past decade, the opportunity in public safety has been in wirelessly connecting first responders vehicle using LTE cellular devices. Over the next 10 years, though, we believe the opportunity is to expand the communications platform that keeps first responders connected in almost any environment, whether they're in their car or have stepped away from their vehicle by leveraging smartphone technology advancements and the LTE 5G network, we're developing state-of-the-art applications that will connect the first responder through his or her smartphone and the BKR personal radio creating reliable communications that's not just convenient, but can also contribute to a safer, faster response.

This is a massive opportunity. We believe that this opportunity in this technology has the potential to revolutionize public safety communications by maximizing efficiency, safety and execution in an industry where situational awareness and response times are everything. Given the importance of this opportunity, in early March, we announced the launch of a dedicated business unit focused on delivering Software-as-a-Service, SaaS solutions to the public safety market. Led by industry veteran, James Teo, the unit will develop and deliver comprehensive suite of SaaS solutions for first responders by utilizing the LTE 5G network.

We have several scalable smartphone applications under development, including the iOS and Android compatible BKR Play, which will serve as BK's smartphone platform application. Additionally, we filed for three patents related to Push to Talk over cellular and other cellular-based smartphone apps. We're currently targeting a Q4 launch for our first SaaS offering and look forward to keeping you apprised of future developments.

At this point, I'd like to turn it over to Scott Malmanger, our Chief Financial Officer, who will review the financial and operating highlights. Scott?

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Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Thanks, John. The following is a summary of our financial and operating results for the period ending June 30, 2022. Sales for the second quarter totaled approximately $12.1 million compared with $11.3 million for the same quarter last year. Importantly, Q2 bookings reached a record $19 million and first half bookings increased 50% compared to the first half of 2021. So there is considerable momentum as we move into the back half of the year. Gross profit margins as a percentage of sales in the second quarter were 14.2% compared with 38.4% for the second quarter last year.

This was primarily due to a short-term dramatic spike in component prices. To keep production online, we made the strategic decision to go to the secondary market to secure certain parts which had a significant short-term impact on our gross margins. We are also still contending with escalated freight costs. However, as we speak with you today, we begin to see pricing pressure ease and are confident that we will see improving margins in the back half of the year.

Selling, general and administrative expenses or SG&A for the second quarter totaled $5.4 million compared with $4.6 million for the same quarter last year. This increase was primarily due to increases -- increased costs associated with the launch of the SaaS division as well as preparing for the BKR 9000 launch.

Operating loss totaled $3.7 million compared with operating loss of $200,000 for the second quarter of last year. It is important to note that for the quarter, we recognized an unrealized noncash loss of approximately $600,000 on our investment in FG Financial Group compared to an unrealized gain of $2.3 million in the second quarter of 2021.

As of June 30, 2022, working capital totaled approximately $17.4 million, of which approximately $12.4 million is comprised of cash, cash equivalents and trade receivables. This quarter marks the 25th consecutive payment of quarterly dividends to shareholders under our capital return program. That concludes my remarks.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, Scott. I am energized about the growth opportunities in front of our company, particularly given the traction we are seeing with the BKR 5000, the pending launch of the BKR 9000, multi-band radio and the establishment of our new SaaS business unit. As we execute selling our 5000 product and capitalize on the significantly expanded market opportunity that our 9000 and SaaS business unit brings to the table, we are targeting driving this business to exceed $100 million by 2025.

Importantly, as we look longer-term, both the 9000 and the SaaS business should drive higher margins in the business.

With that, we will move to the question-and-answer portion of the conference call. Operator, we are now ready to open the floor for questions.

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Operator

Ladies and gentlemen the floor is now open for questions. [Operator Instructions]. And we do have a first questioner, Lucas Hamden from Locus Bridge Capital [ph].

Q: Hey good morning. Thanks for taking my question. I know you mentioned that you think we'll likely see margin improvement in the back half of the year. Can you provide any more color on this and what we could expect? Thanks.

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

Sure. As I mentioned, component shortages have created an unusual and short-term spike in product costs that have increased pricing pressures in the first half. These pressures are only temporary and have already subsided considerably, and we expect margin improvement in the back half of 2022.

Q: Thank you.

Operator

And we have an additional questioner, Aaron Martin, from AIGH Investment Partners.

Q: Hi, good morning. Congratulations on the strong bookings this quarter. I want to follow-up again on the margin and your comment there on the component pricing. It's nice to see that starting to ease. Do you really believe that all the pricing is all transitory? I mean because you're seeing it out there with inflation, some of the stuff is permanent. It's not just about shortages and rush ordering and expedite fees. Some of it is actual true just cost increase that I don't believe are coming back down. So are you seeing that it's all really going back down?

Scott Malmanger - Chief Financial Officer, BK Technologies Corporation

I would say that we are trending back to historical rates as far as the gross margin on sales. So I think we're trending in that direction, but it's too early to tell exactly when we will be able to achieve historic margins.

Q: I mean this brings up something I've discussed with you before, which comes down to -- you can't just sit there waiting for prices -- component prices to come down. And I understand the nature of your long-term contracts with your customers, but you're in an environment right now where you have strong bookings or booking more than you can deliver. And these are -- some of them are under your long-term contracts and some of them are otherwise, and it would be very reasonable to price those based upon the current pricing environment. And is that part of the strategy to get gross margin where it needs to be?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Aaron, thanks. This is John Suzuki. Yes, we've talked about this in the past, for sure. We've continued the policy that where we can raise prices, we are raising prices. And you are correct. We do have some long-term contracts, specifically the federal government, which have more restrictions around that. But again, we have executed on price hike increases and that we are continuing to do that.

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I would just want to add one other note on the margin error, if I can. So part of that is definitely in the supply side of the parts increases as Scott mentioned, right? But the other activity that we can take as a company and have taken is looking at how we do cost reductions on our product. And so between the pricing stabilizing, going back to historical levels, in addition, we've taken the additional actions to take cost out of our [indiscernible] cost structure faster.

Q: Okay. And then one appropriate, the third leg is of course, pricing. That's all. Keep pushing you on it.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Absolutely, Aaron. Thank you.

Q: Okay. Thank you. We're looking forward to the -- see the 9000 launch in a few months.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you.

Operator

[Operator Instructions] And we have a next questioner Orin Hirschman from AIGH Investment Partners.

Q: Hi. Just one more follow-up on the 9000, which is mean the 9,000 works in field testing in the last time you had started field test with customers and now it's a matter of getting production ready for Q3 -- I'm sorry Q4?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, Orin, for the question. Certainly, getting the production set up, you're correct, right? That's an activity. I think that in terms of the work that still needs to be done, we're still getting feedback, both from our manufacturing team and from the testing in the field. So the objective here is to fine-tune and dial in the performance of the radio, the assembly fits of the radio and the overall reliability of the radio, which is one of the reasons why we're doing the second round of accelerated life testing. So that work is ongoing and will continue. And once it's completed, as I mentioned before, we'll put out a press release, and we are anticipating that that press release will go out in the Q4 time frame.

Q: Just a clarification, does this mean that there's no issues anymore in terms of achieving frequencies and things like that, like we had in the first go around?

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John Suzuki - Chief Executive Officer, BK Technologies Corporation

That's a correct statement, Orin. We have high confidence that this radio will get launched in the fourth quarter.

Q: Okay, sounds very good. Thank you.

Operator

Okay. Sir there appears to be no further questions in the queue. Do you have any closing comments you would like to finish?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, Mike. Thank you all for participating in today's call. We look forward to speaking with you again when we report our Q3 2022 results in November of 2022. All the best to all of you, and have a great day.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time, and have a wonderful day. Thank you for your participation.

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